Exhibit 8.1 to Registration Statement on Form S-4 of Revett Minerals Inc.
(Tax Opinion of Randall | Danskin, P.S.)

RANDALL | DANSKIN P.S. LETTERHEAD

November ___, 2013

Board of Directors
Revett Minerals Inc.
11115 East Montgomery Avenue, Suite G
Spokane Valley, WA 99206

Gentlemen:

This opinion is being delivered to you in connection with the registration statement on Form S-4 filed by Revett Minerals Inc. (the “Corporation”) with the United States Securities and Exchange Commission on October 22, 2013 and any amendments thereto (collectively, the “Registration Statement”) pertaining to the proposed offer and sale of common stock of the Corporation in conjunction with a proposed change in its jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware pursuant to a continuance under section 188 of the Canada Business Corporation Act and a domestication under section 388 of the Delaware General Corporation Law. The proposed change in the Corporation’s jurisdiction of incorporation, including the offer and sale of the shares of common stock pursuant to the Registration Statement, is hereafter referred to as the “domestication transaction.”

We have acted as United States tax counsel to the Corporation in connection with the proposed domestication. Based upon and subject to the considerations set forth in the discussion under the caption “United States and Canadian Income Tax Considerations – United States Federal Income Tax Consequences” in the circular that comprises a portion of the Registration Statement, we are of the opinion that:

The domestication transaction will constitute either a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 196, as amended (the “Code”) or, provided the holders of not more than 1% of the Corporation’s common shares entitled to vote on the transaction elect to exercise their dissenters’ rights, a tax-free transaction under Section 368(a)(1)(D) of the Code. A U.S. Holder (as defined in the aforementioned discussion) generally will not recognize gain or loss with respect to the disposition of his or her common shares of the Corporation in the domestication transaction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement.

Very truly yours,
RANDALL | DANSKIN, P.S.

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